Exhibit 99.1

PRESS RELEASE

PAUL BASCOBERT JOINS XO GROUP AS President of local marketplace

Industry Leader with Extensive Experience in Media, Technology & Local Joins XO Group to Support Transactional Marketplace Transformation

NEW YORK, NY/September 7, 2016 – XO Group Inc. (NYSE: XOXO), the premier lifestage technology and media company, today announced that Paul Bascobert has joined the company as President of Local Marketplace.

“We are thrilled to welcome Paul to the executive management team at XO Group,” said Mike Steib, Chief Executive Officer, XO Group Inc. “Paul is a highly regarded industry executive. His strong track record serving local businesses, coupled with his deep experience in media and technology, will play a pivotal role in growing our local transactional marketplace.”

Bascobert comes to XO Group with over 20 years of experience in media, technology and local enterprise. Most recently, Bascobert served as President of Local for Yodle, where he led a high-velocity sales and client services team serving over 50,000 local business customers. Bascobert’s career also includes Chief Operating Officer of Bloomberg Media, President of Bloomberg BusinessWeek, and Chief Marketing Officer and SVP of Operations at Dow Jones. Bascobert is also a successful entrepreneur who co-founded Vertex Partners - a consultancy firm specializing in product and sales strategy – that was later acquired by Braun Consulting and Fair Isaac Corporation.

“It’s an exciting time to join this incredibly passionate team,” said Bascobert. “XO Group is re-defining its brands by building products that directly engage and delight consumers and local partners. I’m thrilled to be a part of the continued growth and transformation.”

About XO Group Inc.

Our mission is to help people navigate and enjoy life's biggest moments, together. Our family of multi-platform brands guide people through transformative life stages, from getting married to moving in together and having a baby. Our brands include The Knot, the number one wedding planning resource, The Bump, a leading pregnancy and parenting brand, and The Nest, the hip guide to all things home for new couples. The Company is publicly listed on the New York Stock Exchange (NYSE: XOXO) and is headquartered in New York City.

Forward-Looking Statements
This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change. Although these expectations may change, we will not necessarily inform you if they do or update this release. Please refer to documents we file from time to time with the Securities and Exchange Commission for a discussion of the risks and other factors that could cause actual results to differ materially from the forward-looking statements contained herein. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

###

CONTACTS:

Media

Melissa Bach

Director, Media Relations

XO Group Inc.

(212) 515-3594

mbach@xogrp.com

Investors

Ivan Marmolejos

Investor Relations

XO Group Inc.

(718) 560-2217

imarmolejos@xogrp.com